Consent of Independent Registered Public Accounting Firm

Contango ORE, Inc.
Houston, Texas
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-172448) of Contango ORE, Inc. of our report dated October 9, 2015, relating to the consolidated financial statements which appears in this Form 10-K.

/s/ BDO USA, LLP

Houston, Texas
October 9, 2015

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.